Exhibit I


FIRST REAL ESTATE INVESTMENT TRUST
           of New Jersey

RESULTS OF OPERATIONS
NINE AND THREE MONTHS ENDED
JULY 31, 2003 AND 2002


HACKENSACK, NJ, September 16, 2003 - First Real Estate Investment Trust ("FREIT") announced its operating results for the nine months and quarter ended July 31, 2003. All per share amounts discussed represent diluted earnings per share. The results of operations for the nine months and quarter are not necessarily indicative of future operating results.

Net Income from continuing operations for the Current Quarter increased 4.6% to $1,374,000 ($.42 PS) from $1,314,000 ($.41 PS) for the Prior Year's Quarter.

Net Income from continuing operations for the nine months ended July 31, 2003 ("Current Nine Months") was $4,040,000 ($1.23 PS) on revenue of $14,833,000. This compares to net income from continuing operations for the nine months ended July 31, 2002 ("Prior Year's Nine Months") of $4,011,000 ($1.26 PS) on revenue of $14,390,000.

The change in the components of net income are summarized below:


                                                     Nine Months Ended                         Quarter Ended
                                                         July 31,                                 July 31,
                                                  -------------------------  Increase      -------------------------    Increase
                                                   2003          2002       (Decrease)       2003          2002        (Decrease)
                                                                    (in thousands, except per share amounts)
Net Income components
Real estate operations
Retail                                           $ 5,199       $ 5,056       $   143       $ 1,820       $ 1,556       $   264
Residential                                        2,540         2,585           (45)          882           957           (75)
Equity in income (loss) of affiliates                113           197           (84)         (108)           88          (196)
Net investment income                                139           183           (44)           45            60           (15)
Financing costs                                   (3,505)       (3,661)          156        (1,167)       (1,220)           53
General & Administrative expenses                   (446)         (349)          (97)          (98)         (127)           29
                                                 -------       -------       -------       -------       -------       -------
Income from continuing operations                  4,040         4,011            29         1,374         1,314            60
Discontinued Operations                              (33)           33           (10)           10
                                                 -------       -------       -------       -------       -------       -------
Net Income                                       $ 4,040       $ 3,978       $    62       $ 1,374       $ 1,304       $    70
                                                 =======       =======       =======       =======       =======       =======

Basic earnings (loss) per share:
Income from continuing operations                $  1.29       $  1.29          --         $  0.44       $  0.42       $  0.02
Discontinued operations                                          (0.01)         0.01            --          --            --
                                                 -------       -------       -------       -------       -------       -------
                                                 $  1.29       $  1.28          0.01       $  0.44       $  0.42       $  0.02
                                                 -------       -------       -------       -------       -------       -------
Diluted earnings (loss) per share:                  --            --
Income from continuing operations                $  1.23       $  1.26         (0.03)      $  0.42       $  0.41       $  0.01
Discontinued operations                                          (0.01)         0.01            --          --            --
                                                 -------       -------       -------       -------       -------       -------
                                                 $  1.23       $  1.25       $ (0.02)      $  0.42       $  0.41       $  0.01
                                                 -------       -------       -------       -------       -------       -------

Basic weighted average shares outstanding           3120         3,120                        3120         3,120
Diluted weighted average shares outstanding         3283         3,181                        3284         3,215
------------------------------------------------------------------------------------------------------------------------------


RETAIL PROPERTIES: Net earnings at our retail properties increased slightly during the current year's periods from the comparable prior year's periods. This resulted from increased base rents and rents from tenants that were not in occupancy during the prior year's periods. Additionally, increases in tenant reimbursements during the Current Quarter resulted from higher expenses that were passed through to tenants, plus back billings of reimbursable expenses.

During the prior quarter, a major tenant in one of our shopping centers closed its store and ceased paying rent and additional rent, and is in default of both monetary and non-monetary provisions of its lease. Annual rent and other charges from this tenant approximate $480,000 per year. A lease termination agreement has been reached with the tenant whereby the tenant will pay FREIT $1.7 million to terminate the lease. As of the date of this report we await approval of this termination agreement by the mortgage lender on the property.

On July 31, 2003, Damascus Centre, LLC, an entity wholly owned by FREIT, acquired the Damascus Shopping Center ("Damascus") in Damascus, MD. The total cost of the shopping center was $9.8 million. It was financed in part by the assumption of an existing $2.6 million first mortgage loan and the balance of $7.2 million was paid in cash. No operations of this center are included in the results of operations for the nine months ended July 31, 2003.

RESIDENTIAL PROPERTIES: While average occupancy during the Current Nine Month period was 96.7% compared to 96.4% for the Prior Year's Nine Months, increased revenues were insufficient to cover the increased costs resulting from the severe winter and its after effects. These factors resulted in slightly decreased earnings from our residential properties. We feel that the firming occupancy at our properties, coupled with elimination of rent concessions will, in future periods, result in improved operating results.

EQUITY IN INCOME OF AFFILIATES: This represents income from Westwood Hills, LLC, which owns a 210 unit (family) garden apartment community in Westwood, NJ, and from Wayne PSC, LLC, which owns the Preakness Shopping Center in Wayne, NJ. FREIT has a 40% equity ownership in each of these entities. Results of operations are as follows:


                                       Nine Months Ended       Quarter Ended
                                           July 31,               July 31,
                                    ---------------------  --------------------
           Net Income of               2003        2002       2003        2002
----------------------------                     (in thousands)
 Westwood Hills, LLC                $ 299.00    $ 492.00   $ 111.00    $ 219.00
 Wayne PSC, LLC                       (17.00)               (382.00)
---------------------------------------------------------  --------------------
 Total                              $ 282.00    $ 492.00   $(271.00)   $ 219.00
=========================================================  ====================

 FREIT's Share of Net Income        $ 113.00    $ 197.00   $(108.00)   $  88.00
                                    ========    ========   ========    ========


Net income at Westwood Hills decreased 39.3% to $299,000 for the Current Nine Months from $492,000 for the Prior Year's Nine Months. The reduction is largely due to two factors: 1) in spite of revenues increasing 2.3% over the prior year, the increase was insufficient to cover the 11.2% increase in expenses directly related to the severe winter this past year and, 2) the financing costs relating to the $3.4 million second mortgage obtained in January 2003. FREIT received, as a distribution, approximately $1.4 million of the net financing proceeds. The cost of this financing will add approximately $212,000 of financing costs to Westwood Hills operations in fiscal 2003. While FREIT bears 40% of this additional financing cost, we feel this cost will be offset by the income FREIT will ultimately earn from investing its $1.4 million distribution.

Income at the Preakness Shopping Center, before financing costs, was $1,691,000 and $508,000 for the Current Nine Months and Current Quarter respectively. This income, however, was burdened by one-time re-financing costs (see below) of $457,000 that resulted in a net loss of $17,000 for the Current Nine Months and a loss of $382,000 for the Current Quarter. FREIT shares in 40% of these losses.

On June 30, 2003 Wayne PSC re-financed its original $26.5 million first mortgage with a new $32.5 million mortgage loan. The term of the new loan will be for thirteen (13) years, with interest fixed at 6.04 %, and the loan will require interest only payments for the first three years and thereafter be amortized over a 25-year life. FREIT received $2.4 million of the net re-finance proceeds as a distribution from Wayne PSC.

LIQUIDITY: Our financial condition remains strong. At July 31, 2003, we had cash and cash equivalents totaling $7.2 million compared to $11.9 million at October 31, 2002. This reduction principally resulted from utilizing $7.2 million to purchase the Damascus Shopping Center property. This use was partially offset by FREIT receiving re-financing distributions of $3.8 million from its affiliates.

To create additional liquidity and lock in favorable long-term interest rates, we continue to take advantage of the Freddie Mac second mortgage program. This program allows add-ons to existing Freddie Mac first mortgages to the extent justified by increased values and cash flows. On August 20, 2003 FREIT placed add-on second mortgages on three of its residential properties. The second mortgage loans aggregated approximately $7 million bearing an average fixed rate of 5.2%. The due dates of the second mortgage loans are co-terminus with the underlying first mortgage loans. FREIT received net financing proceeds of approximately $6.9 million.


DIVIDENDS: The third quarter dividend of $.35 per share is payable on September 16, 2003 to shareholders of record on September 2, 2003. This raised total dividends this year to $1.05 compared to $.90 last year.

------------------------------------------------------------------------
FINANCIAL SUMMARY
  (thousands, except per share values)
                                                 07/31/03      07/31/02
                                                 --------      --------
Net investment in real estate                     $83,677       $75,011
Cash and equivalents                               $7,234       $13,838
Total assets                                      $99,531       $96,227

Mortgage debt                                     $70,238       $68,632
Shareholder's equity                              $23,030       $22,758
Shares outstanding                                 $3,156        $3,120

Book value per share                               $ 7.30        $ 7.29
EPS (Continuing operations / Diluted)              $ 1.23        $ 1.26
Dividends declared                                 $ 1.05        $ 0.90
------------------------------------------------------------------------


     The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods, or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust's filings with the SEC including the Trust's most recent filed report on Forms 10-K and 10-Q.

                                     ######

FREIT is a publicly traded (over-the-counter - symbol FREVS) REIT organized in 1961. It has approximately $100 million (historical cost basis) of assets. Its portfolio of residential and retail properties extends from Eastern, L.I. to Maryland, with the largest concentration in Northern New Jersey.

   For additional information contact Shareholder Relations at (201) 488-6400.